EXHIBIT 12

VISANT HOLDING CORP. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

	(Successor)				Jostens, Inc. (Predecessor)
				Five Months	Seven Months
Dollars in thousands	2005		2004	2003	2003		2002		2001

Earnings
Income (loss) from continuing operations before income taxes	$62,345		$(153,469)	$(70,351)	$11,750		$64,483		$45,115

Interest expense (excluding capitalized interest)	125,144		160,985	68,423	32,528		68,435		79,035

Portion of rent expense under long-term operating leases representative of an interest factor	3,072		2,980	978	3,219		1,312		1,164
Total earnings (loss)	$190,561		$10,496	$(950)	$47,497		$134,230		$125,314

Fixed charges
Interest expense (including capitalized interest)	$125,144		$160,985	$68,423	$32,528		$68,435		$79,035

Portion of rent expense under long-term operating leases representative of an interest factor	3,072		2,980	978	3,219		1,312		1,164
Total fixed charges	$128,216		$163,965	$69,401	$35,747		$69,747		$80,199

Ratio of earnings to fixed charges (1)	1.5	x	—	—	1.3	x	1.9	x	1.6	x

(1)  For 2004 and the successor period in 2003, earnings did not cover fixed charges by $153.5 million and $70.4 million, respectively.

VISANT CORPORPATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

	(Successor)				Jostens, Inc. (Predecessor)
				Five Months	Seven Months
Dollars in thousands	2005		2004	2003	2003		2002		2001

Earnings
Income (loss) from continuing operations before income taxes	$80,521		$(137,136)	$(69,052)	$11,750		$64,483		$45,115

Interest expense (excluding capitalized interest)	107,195		143,817	66,691	32,446		67,326		76,766

Portion of rent expense under long-term operating leases representative of an interest factor	3,072		2,980	978	3,219		1,312		1,164
Total earnings (loss)	$190,788		$9,661	$(1,383)	$47,415		$133,121		$123,045

Fixed charges
Interest expense (including capitalized interest)	$107,195		$143,817	$66,691	$32,446		$67,326		$76,666

Portion of rent expense under long-term operating leases representative of an interest factor	3,072		2,980	978	3,219		1,312		1,164
Total fixed charges	$110,267		$146,797	$67,669	$35,665		$68,638		$77,390

Ratio of earnings to fixed charges (1)	1.7	x	—	—	1.3	x	1.9	x	1.6	x

(1)  For 2004 and the successor period in 2003, earnings did not cover fixed charges by $137.1 million and $69.1 million, respectively.